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                                                                  Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 10, 2002


Dear Sir/Madam:

We have read the first five (5) paragraphs of Item 4 included in the Current Report on Form 8-K dated April 10, 2002, of Westin Hotels Limited Partnership, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen
 ------------------------------------
ARTHUR ANDERSEN LLP




cc: Mr. Alan M. Schnaid
      Vice President, Principal Accounting Officer and Director
      Westin Hotels Limited Partnership